Lanham Napier Retires as CEO of Rackspace

Co-Founder and Executive Chairman Graham Weston Appointed CEO
While Board Searches for Long-Term Successor

SAN ANTONIO, Texas - Feb. 10, 2014 - Rackspace® Hosting (NYSE: RAX), the open cloud company, today announced that Lanham Napier retired from the company as Chief Executive Officer and as a member of the Board of Directors. Graham Weston, Rackspace’s co-founder and Executive Chairman of the Board of Directors, has been appointed Chief Executive Officer. Mr. Napier plans to invest in and advise other entrepreneurial companies following a decision to step away from public company executive leadership. He will remain a consultant to Rackspace for the next several months to ensure a smooth transition.

“It has been a privilege to be part of Rackspace for the past fourteen years,” said Mr. Napier. “I have enjoyed working with Rackers and our customers to bring Fanatical Support® to the fast-growing market of cloud computing. My decision to step down as CEO was a difficult one, but it’s the right choice for me and for the company. With the board and management team aligned around our 2014 strategy and financial plan, I believe now is a natural transition point to select a new leader for the next exciting phase of Rackspace’s growth. I look forward to following Rackspace’s success as I return to my entrepreneurial roots - to build new things and invest in disruptive ideas.

“Graham is the right person to step in and lead Rackspace since he’s been with the company from the beginning and served us well previously as CEO for seven years. I am confident that Rackspace's future is brighter than ever and that Graham and Taylor Rhodes, as president, will continue to build on our success."

The Rackspace Board of Directors has also initiated a comprehensive search process to identify a long-term successor CEO and retained a leading executive recruiting firm to assist in the search. The search includes a full review of internal and external candidates.

James Bishkin, lead director on the Rackspace Board of Directors, stated, “Under Lanham’s leadership, Rackspace grew from a small startup to a global $1.5 billion public company, serving more than 200,000 customers, and has been one of the fastest-growing firms on the New York Stock Exchange. We are grateful for the way Lanham positioned Rackspace for continuing success in this attractive and growing market.

“The Board has great confidence that Graham is the right person to guide Rackspace while it conducts a thorough search for a CEO with the talent and passion to lead the company during its next phase of growth.”

Mr. Weston stated, “I’m personally grateful to Lanham for fourteen years of partnership and friendship as we worked side-by-side to build this company. Lanham has been an inspiring and successful leader, and we wish him all the best as he pursues his other passions.

“I am honored to step back in as CEO and to partner with Taylor in his role as president. As more and more companies adopt hybrid cloud computing and seek advice to get the best performance and cost-efficiencies, our Fanatical Support services will be more valuable than ever - especially as we expand our technical expertise to help customers deploy complex IT architectures and applications.”

About Graham Weston

Graham Weston is Chairman and Chief Executive Officer of Rackspace. He provided capital for the formation of Rackspace in December 1998 and served as Chief Executive Officer from July 1999 to August 2006.

Prior to joining Rackspace, Mr. Weston was a successful real estate entrepreneur. He remains Chief Executive Officer of Weston Properties, which owns and manages industrial and office properties. He received his B.S. degree from Texas A&M University.

About Rackspace

Rackspace (NYSE: RAX) is the global leader in hybrid cloud and founder of OpenStack®, the open-source operating system for the cloud. Hundreds of thousands of customers look to Rackspace to deliver the best-fit infrastructure for their IT needs, leveraging a product portfolio that allows workloads to run where they perform best - whether on the public cloud, private cloud, dedicated servers, or a combination of platforms. The company’s award-winning Fanatical Support helps customers successfully architect, deploy and run their most critical applications. Headquartered in San Antonio, TX, Rackspace operates data centers on four continents. Rackspace is featured on Fortune’s list of 100 Best Companies to Work For. For more information, visit www.rackspace.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Rackspace could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements concerning anticipated operational and financial benefits from Rackspace strategies related to additions or changes in leadership, the success of leadership transition, company growth or success of new operational initiatives, any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the integration and effectiveness of new leadership into the Rackspace culture and business operations, instability or downturns in the economy, the effectiveness of managing company growth, infrastructure failures and other risks that are described in Rackspace Hosting's Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 12, 2013. Except as required by law, Rackspace Hosting assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Media Relations Contact:
Brandon Brunson
210-312-1357
brandon.brunson@rackspace.com

Investor Relations Contact:
Jessica Drought
210-312-4191
ir@rackspace.com